THE NUI CORPORATION

CODE OF ETHICAL BUSINESS CONDUCT

(REVISED January 27, 2003)

NUI CORPORATION

CODE OF ETHICAL BUSINESS CONDUCT

Introduction

NUI Corporation ("NUI") is proud of the strong values that have guided the Company since 1855. This Code of Ethical Business Conduct establishes general ethical standards and principles which are designed to deter wrongdoing and promote honest and ethical conduct.  This Code applies to every employee of NUI its divisions and subsidiaries (collectively referred to herein as the "Company") in connection with the Company's business.  These standards also apply to members of the Company's Board of Directors and references to employees shall be deemed to be references to these Board members as well.  While this Code does not attempt to recite every possible situation that could give rise to questions of business ethics, it is intended to set a tone for the Company.  Accordingly, if employees encounter situations which are not specifically addressed in this Code, they are required to conduct themselves honestly, ethically and in a manner consistent with the standards described in this Code.  Questions concerning this Code should be referred to your supervisor, the head of Human Resources or NUI's General Counsel, unless this Code specifically directs that you refer a particular question to a designated individual.

Any amendment to or waiver (including any implicit waiver) of this Code or any of its provisions that applies to NUI's principal executive officer, principal financial officer, or principal accounting officer or controller, or persons performing similar functions, may be made only by NUI's Board of Directors or a Board Committee designated by the Board of Directors and must be promptly disclosed to NUI's shareholders.

Shared Responsibility

The Company is dedicated to maintaining the highest standards for ethical business conduct.  To this end, every employee is required to diligently follow the standards set forth in this Code in all of their business dealings on behalf of the Company.

Violations of this Code could have serious consequences to the Company and its reputation. As a result, failure by an employee to comply with this Code will subject the employee to disciplinary action, including possible termination of employment.

Reporting Violations

Any employee who has knowledge or a suspicion of ethical misconduct by other employees should not ignore the situation.  The employee should report promptly any actual or suspected violation of applicable law, rules or regulations or of this Code to the appropriate party, as discussed below.  The source of reports of actual or suspected violations of applicable law, rules or regulations or of this Code will be kept confidential and reports may be made anonymously.

Known or suspected violations of applicable law, rules or regulations or of this Code should be reported promptly to the employee's supervisor.  If the employee feels that reporting actual or suspected violations to his or her supervisor would not be appropriate, then the report should be made to the head of Human Resources or NUI's General Counsel.  If an employee is in doubt about what to do in a particular circumstance, the employee is encouraged to discuss the matter with his or her supervisor, or if the employee feels that such a discussion with a supervisor would not be appropriate, then the employee is encouraged to discuss the matter with the head of Human Resources or NUI's General Counsel.

 Employees who become aware of or suspect any actual or apparent financial irregularity, fraud or questionable accounting or auditing issue are encouraged to report their concerns directly to NUI's General Counsel.  If the employee feels that making any such report to NUI's General Counsel would not be appropriate, or if the General Counsel fails to take appropriate action on such report, then the employee is encouraged to make such report directly to the Audit Committee of NUI's Board of Directors.  Any such report to NUI's Audit Committee should be directed to the Chairman of the Audit Committee.  Any such report will be treated confidentially and may be made anonymously.

 The Company prohibits retaliation against any employee who makes a report in good faith of the type described above or participates in an investigation of any such reports.  All such reports by employees will be kept confidential and no employee making such a report in good faith will be discriminated against, in the terms and conditions of employment, as a result of having made the report.  Retaliation against an individual for reporting in good faith any such actual or suspected violation or for participating in any such investigation is a serious violation of this Code that will subject the violator to appropriate disciplinary action, including possible termination of employment.

COMPLIANCE WITH THE LAW

The Company is committed to conducting its business in accordance with all applicable laws, rules and regulations.  Employees are to comply with the letter and the spirit of all applicable laws, rules and regulations, including insider trading laws, anti-trust laws and other fair competition laws.

Health, Safety and the Environment

The Company is committed to providing a safe and healthy work environment for its employees and to fully complying with all applicable laws and regulations governing safety in the workplace.  Employees are required to perform their duties in accordance with all Company rules and procedures designed to make the workplace safer.

The Company also is dedicated to doing its share to protect the environment and to encouraging measures which promote environmental awareness and the preservation of natural resources.  The Company encourages its employees to take environmental issues into consideration, if applicable, when making decisions on behalf of the Company.

Equal Employment Opportunity

The Company is committed to providing equal employment opportunities to all employees and applicants for employment without regard to race, color, religion, sex, sexual orientation, national origin or ancestry, age, disability, marital status or status as a Vietnam-era, special disabled veteran or any other class or status protected by law in accordance with applicable federal, state and local laws.  This policy applies to all terms and conditions of employment, including but not limited to hiring, placement, promotion, termination, layoff, transfer, leave of absence, compensation and training.  In addition, the Company does not and will not condone any discriminatory conduct of its agents and non-employees who have contact with employees during working hours.  If an employee requires an accommodation for a disability, a request for accommodation must be made to the head of Human Resources.

All employees are responsible for possessing knowledge of the Company's equal employment opportunity policy.  Additionally, supervisors are expected to apply this knowledge on an active and continuous basis, and they will be held accountable for their conduct in this regard.  Failure to fulfill any of these responsibilities will not be tolerated and may result in disciplinary action up to and including termination.

Any employee who believes he/she has been discriminated against and/or harassed by a co-worker, supervisor, agent or client of NUI should promptly report the facts of the incident or incidents and the name or names of the individual or individuals involved to the head of Human Resources or the General Counsel.  Employees can raise concerns and make reports without fear of reprisal.

Sexual And Other Forms Of Unlawful Harassment

The Company is committed to providing a work environment that is free from discrimination and unlawful harassment.  Actions, words, jokes, or comments based on an individual's sex, race, ethnicity, age, religion, or any other legally protected characteristic will not be tolerated.  Sexual harassment (both overt and subtle) is a form of employee misconduct that is demeaning to another person, undermines the integrity of the employment relationship, and is strictly prohibited.

Sexual harassment may include explicit sexual propositions, suggestive or persistent comments of a sexual nature, the display of obscene or sexually-oriented material, sexually oriented kidding or teasing, or jokes about gender-specific traits, foul or obscene language or gestures, and physical contact such as patting, pinching, or brushing against another's body, and any similar behavior which is unwelcome or offensive.  Sex-based harassment - that is, harassment not involving sexual activity or language - may also constitute discrimination if it is severe or pervasive and directed at employees because of their sex.

Harassment on the basis of any other protected characteristic is also strictly prohibited.  Under this policy, harassment is verbal or physical conduct that denigrates or shows hostility or aversion toward an individual because of his/her race, color, religion, national origin, age, disability, or any other characteristic protected by law and that: (i) has the purpose or effect of creating an intimidating, hostile or offensive work environment; (ii) has the purpose or effect of unreasonably interfering with an individual's work performance; or (iii) otherwise adversely affects an individual's employment opportunities.

If any employee believes that he or she is the object of sexual or other unlawful harassment, the employee should promptly report that fact to his or her supervisor before the conduct becomes severe or pervasive.  If there is any reason to believe that the direct supervisor is involved in the conduct, or if, for any reason, the employee feels uncomfortable about making a report to the direct supervisor, the report should be made promptly to the head of Human Resources or the General Counsel.

The Company prohibits retaliation against any individual who reports discrimination or harassment or participates in an investigation of such reports.  Retaliation against an individual for reporting harassment or discrimination or for participating in an investigation of a claim of harassment or discrimination is a serious violation of this policy.

Confidentiality of Information and Trading in the Company's Stock

It is a violation of Federal securities laws to buy or sell the Company's securities while in possession of material non-public information or to pass such information on to another person who trades on that information.  Employees are not permitted to trade in the Company's securities while in possession of material information which has not been publicly disclosed.  Examples of this type of information include earnings, projections, the settlement of major lawsuits, changes in executive management and potential mergers, acquisitions or business combinations.  Employees are also prohibited from passing this information on to others except to other employees to the extent necessary for the conduct of the Company's business and except where disclosure is legally mandated.  If you are in doubt as to whether certain information falls into this category, you should contact NUI's General Counsel.

In addition to information which is material and non-public, as discussed above, employees also become aware of information concerning the Company, its business and its customers in the course of performing their jobs that does not fit this category.  All information which could be helpful to a competitor, harmful to the Company or which is otherwise confidential in nature relating to the Company, its employees, customers, vendors and investors must be kept in strictest confidence and not disclosed to others except to other employees to the extent necessary for the conduct of the Company's business and except where disclosure is legally mandated.  Because a significant amount of confidential information is maintained within the Company's computer systems, the Company maintains policies and procedures designed to safeguard the security of the systems and the information contained within the systems.   All employees are required to comply with these policies and procedures and to take reasonable steps to protect this information.

In addition, should you come into possession of information about one of the Company's competitors and you believe that the information is material and confidential, you should contact the General Counsel.  The Company may have certain obligations and be subject to certain restrictions concerning this information.

GENERAL PRINCIPLES

Contacts with Governmental Officials

Certain employees have contact with government officials as part of their job functions through lobbying activities, interaction with regulatory agencies and commercial relations with government agencies and elected officials. Employees who do not perform such job functions are not authorized to represent the Company to government officials. In addition, the Company prohibits the giving of gifts or gratuities of any kind to a government official or employees of the utility commission of any state in which the Company operates. This prohibition extends to employees of organizations working on behalf of such commissions. This provision does not preclude political activities that are expressly authorized by state law.

Procurement of Goods and Services on Behalf of the Company

All decisions related to the purchasing of products and services must be based upon honest and ethical judgment and supported by appropriate business and financial justifications.  Employees are required to apply objective and fair criteria when choosing the suppliers of products and services for the Company.  Such criteria should include, among other things, quality, price, service, the reputation of the provider and any previous experience which the Company has had with the provider.  The financial condition, safety record and other factors applicable to a proposed vendor may be appropriate for consideration, depending upon the nature of the proposed relationship and the products or services to be provided. The Company maintains policies and procedures governing the purchasing of goods and services and those instances when the Company must obtain bids from vendors.  Employees are required to comply with these policies and procedures.  All questions concerning the procurement of goods and services on behalf of the Company should be referred to the Supply Chain Management Department.

Bribes and Kickbacks

In selecting vendors to provide goods and services for the Company, it is critical that the Company maintain the highest standards of honesty and ethical behavior so that the Company's motivation in selecting a particular vendor will withstand close scrutiny.  Accordingly, employees are prohibited from offering, giving, soliciting or receiving any form of bribe or kickback.  Included among the prohibited activities is the acceptance of anything of value from a vendor that could be considered by others as an attempt to influence the selection process or an attempt to reward an employee for a particular selection. Employees are further prohibited from using their position with the Company to obtain personal favors or special consideration from any other party, including customers, vendors, other employees or investors.

Acceptance and Offer of Gifts and Invitations

Employees are prohibited from accepting gifts from firms, companies and individuals with which the Company does business when the gift is provided because of that business relationship.  The only exceptions to this prohibition are promotional or other items of nominal value or gifts given during the holidays or in connection with attendance at a meeting, conference or convention with a value of no more than $100.  All gifts received which do not meet these standards should be returned to the giver with an appropriate explanation.  Giving gifts to others by employees, other than those of the type and value described above and those that may be provided at Company-sponsored events (except as provided under "Contacts With Government Officials"), is also prohibited.

Except as provided under "Contacts With Government Officials", employees may extend and accept invitations to meals, social and entertainment events for reasonable and customary business purposes.  Discretion must be used by employees not to abuse this ability, since excessive entertaining or excessive acceptance of such invitations by employees is inappropriate, unless such activities are a necessary part of the employee's job function.

Employees are permitted to attend conferences and conventions which do not involve the payment of expenses by either the sponsor of the event or by a firm or company that provides products or services to the Company.

The acceptance of invitations to conferences and/or conventions where the expenses of the attendees are being partially or fully paid by the sponsor or a firm or company that provides goods or services to the Company should only be permitted if the event is one that furthers the Company's business purposes and is generally open to members of the Company's industry.  The acceptance of such invitation must be approved by the employee's immediate supervisor and the officer responsible for supervision of the employee's department or business unit.  Unless specifically approved by the officer responsible for supervision of the employee's department or business unit, the cost of traveling to and/or from the conference or convention should be paid by the Company and no reimbursement should be received from the sponsor or a vendor.

Company Records

Maintaining the integrity of records is essential to meeting the Company's legal and regulatory obligations.  Each employee of the Company is responsible for the honesty and accuracy of the Company's records.  With this in mind, all information and transactions which are recorded in the Company's books and records must be reported accurately and completely and in a timely manner.  All financial transactions must be reported in accordance with the Company's internal control policies and procedures.  Employees are prohibited from creating misleading records and filing false or misleading expense and other reports.

Full and Fair Disclosure

The Company is committed to full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.  Moreover, the Company is committed to maintaining disclosure controls and procedures and internal financial controls and procedures that gather accurate information (financial and other) for public disclosure.  This necessitates that the information that is supplied to the Company by employees be accurate, complete and not misleading.  Therefore, each employee has a duty to comply with the Company's disclosure controls and procedures and financial controls and procedures so that complete and accurate information (financial and other) is reported to the Disclosure Review Committee to ensure full, fair, accurate, timely and understandable disclosure in the Company's public filings and other public communications.

Improperly Influencing Audits

No employee of the Company shall take any action, or cause any other person acting under the direction of such employee, including, without limitation, customers, vendors, creditors or advisors of the Company, to take any action, to, directly or indirectly, fraudulently influence, coerce, manipulate, or mislead any accountant engaged in the performance of an audit or review of the financial statements of the Company that are required to be publicly disclosed if it is reasonable to believe that such action would result in the Company's financial statements being materially misleading.  Such action would include offering or paying bribes, providing an auditor with misleading legal analysis or threatening to cancel or canceling existing audit or non-audit engagements.

Misuse of Company Funds and Assets

The use of Company funds or assets for any wrongful or unlawful purpose is prohibited.  In addition, no payment on behalf of the Company shall be made with the intention that any part of the payment is to be diverted from the purpose stated in the documentation supporting the payment.

All employees have an obligation to protect the Company's assets (tangible and intangible) and ensure their efficient use.  The theft of Company property or services is illegal and strictly prohibited.  Among other things, this prohibition applies to the copying, for use other than by the Company, of computer software which is licensed or owned by the Company.  In addition, the destruction of Company property, except pursuant to policy (such as the Records Retention Policy) is prohibited.

Fair Dealing

Each employee must endeavor to deal fairly with the Company's customers, suppliers, competitors and other employees, shareholders and business partners.  No employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behavior or any other unfair dealing practice.

CONFLICTS OF INTEREST

The Company is committed to the highest standards of professional and personal conduct.  Every employee owes a duty of loyalty to the Company by virtue of accepting employment.  This duty of loyalty requires all employees to act with honesty and integrity at all times and in a manner which is in the best interests of the Company.

A conflict of interest occurs when an employee's private interest interferes in any way, or even appears to interfere, with the interests of the Company as a whole.  A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.  Conflicts of interests also arise when an employee or a member of the employee's family receives improper personal benefits as a result of the employee's position in the Company.  Loans to, or guarantees of obligations of such persons are of special concern.  Therefore, an employee must avoid any action which may involve, or may appear to involve, a conflict of interest with the Company.  If any employee believes that he or she may have a conflict of interest, or that another employee may have a conflict of interest, or if the employee is aware of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, the employee must disclose such conflict or potential conflict promptly to NUI's General Counsel.  If the employee feels that reporting the conflict of interest or potential conflict of interest to NUI's General Counsel would not be appropriate because such person is the potentially conflicted individual or for any other reason, then the report should be to the head of Human Resources.  Set forth below are general guidelines to assist employees in determining whether a situation constitutes a conflict of interest or a potential conflict of interest.

Outside Employment and Other Activities

The Company recognizes that employees have many activities outside of work and it encourages the involvement of employees in their local communities.   This Code permits employees to engage in legitimate and lawful activities outside of the Company, including outside employment, provided that the following conditions are satisfied:

--      the activity will not adversely affect the employee's performance of his or her duties and responsibilities at work and will be conducted outside of regular work hours;

--     if the activity is of a nature that could present the potential for a conflict of interest, as described above, prior approval of NUI's General Counsel must be obtained;

--    if the activity involves outside employment, the employment cannot be with or for the benefit of any organization, or any entity that is part of an organization, that competes directly with the Company;

--    if the activity involves outside employment, it must be disclosed to the employee's supervisor and

--    if the outside activity is membership on the Board of Directors of a for-profit or not-for-profit organization, prior authorization must be obtained from the General Counsel.

The Company often changes its lines of business.  Therefore, it is unlikely that you will be able to find definitive answers to many of your questions regarding the boundaries of acceptable outside activities within this Code.  It is the employee's responsibility to contact his or her supervisor or NUI's General Counsel to determine whether or not the employee's planned activity is appropriate.  This should be done before the employee pursues any such activity.

Interests in Other Businesses or Transactions

Conflicts of interest may arise when an employee or relatives of an employee have a financial or management interest in a firm or company that supplies products or services to the Company or has an interest in a transaction involving the Company.  The Company must be made aware of any situation in which an employee or relatives of an employee have a financial or other interest in businesses that do business, or compete with, the Company or in any transactions to which the Company is a party.  If an employee or relatives of the employee serve as an employee or have an investment in such a business or an interest in any such transaction, these relationships must be reported to the General Counsel.  Ownership interests in publicly-held companies must be reported if the ownership interest of the employee, when added to the ownership interest of the employee's relatives, equals or exceeds one percent of the outstanding voting stock of the company.

Corporate Opportunities

Employees are prohibited from (i) taking for themselves personally opportunities that are discovered through the use of the Company's property or information or the employee's position, (ii) using the Company's property or information or the employee's position for personal gain and (iii) competing with the Company.  Employees have a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

CORPORATE CITIZENSHIP

The Company is committed to serving not only the customers of its businesses, but the communities in which it operates.  The Company helps to fulfill this commitment in the following ways:

Corporate Contributions

The Company maintains a corporate contributions policy that provides financial and other assistance to non-profit organizations and other institutions in the communities in which the Company operates.  The policy prohibits the coercion of employees to contribute to any charitable or fund-raising campaign.

Political Contributions

The Company may, from time to time, participate in politics and government to the extent permitted by law.

Lobbying

Federal law and the law of most states provides specific guidelines and disclosure requirements for the expenditure of corporate resources that are intended to influence the outcome of governmental decision-making.  The Company is committed to compliance with all laws and regulations relating to lobbying activities.

Office Holding

The Company encourages its employees to exercise their right to participate in the governmental process.  These activities, however, must not interfere with the employee's ability to fulfill his or her duties and responsibilities to the Company or otherwise conflict with this Code.

Administration

This Code shall be administered under the direction of the Nominating and Corporate Governance Committee of the Company's Board of Directors.

The General Counsel shall be responsible for implementing this Code and for reporting to the Committee on issues which arise under this Code.

Every employee shall be required to acknowledge receipt of this Code.  Periodically, the Company will distribute the Code and seek confirmation from employees that the Code has been received and reviewed.  Reports of violations of this Code should be made promptly to the individuals identified in this Code and may be made in person, by telephone, in writing or by email.

Questions concerning this Code should be referred to your supervisor, the head of Human Resources or NUI's General Counsel unless this Code specifically directs that you refer a particular question to a designated individual.